MANAGEMENT AGREEMENT


         THIS MANAGEMENT AGREEMENT ("Agreement") is made as of the 1st day of August, 1997, by and between AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., a Maryland corporation (hereinafter called the "Corporation"), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the "Investment Manager").

         WHEREAS, the Corporation has adopted a Multiple Class Plan dated as of September 3, 1996 (as the same may be amended from time to time, the "Multiple Class Plan"), pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and

         WHEREAS, the Multiple Class Plan establishes four classes of shares for
certain  series  of  shares  of  the   Corporation:   the  Investor  Class,  the
Institutional Class, the Service Class, and the Advisor Class; and

         WHEREAS, the parties hereto desire to enter into this Agreement to arrange for investment management services to be provided by Investment Manager for all classes of shares issued by the Corporation.

         NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

         1.  Investment  Management  Services.   The  Investment  Manager  shall
supervise the investments of each class of each series of shares of the Corporation contemplated as of the date hereof, and each class of each subsequent series of shares as the Corporation shall select the Investment Manager to manage. In such capacity, the Investment Manager shall either directly, or through the utilization of others as contemplated by Section 7 below, maintain a continuous investment program for each series, determine what securities shall be purchased or sold by each series, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders. In performing its duties hereunder, the Investment Manager will manage the portfolio of all classes of shares of a particular series as a single portfolio.

         2. Compliance with Laws. All functions undertaken by the Investment Manager hereunder shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Investment Company Act of 1940, as amended (the "Investment Company Act"), and any rules and regulations promulgated thereunder;
(2) any other applicable provisions of law; (3) the Articles of Incorporation of the Corporation as amended from time to time; (4) the Bylaws of the Corporation as amended from time to time; (5) the Multiple Class Plan; and (6) the registration statement(s) of the Corporation, as amended from time to time, filed under the Securities Act of 1933 and the Investment Company Act.

         3. Board Supervision. All of the functions undertaken by the Investment Manager hereunder shall at all times be subject to the direction of the Board of Directors of the Corporation, its executive committee, or any committee or officers of the Corporation acting under the authority of the Board of Directors.

         4. Payment of Expenses. The Investment Manager will pay all of the expenses of each class of each series of the Corporation's shares that it shall manage other than interest, taxes, brokerage commissions, extraordinary expenses, the fees and expenses of those directors who are not "interested persons" as defined in the Investment Company Act (hereinafter referred to as the "Independent Directors") (including counsel fees), and expenses incurred in connection with the provision of shareholder services and distribution services under the Master Distribution and Shareholder Services Plan adopted by the Corporation and dated September 3, 1996. The Investment Manager will provide the Corporation with all physical facilities and personnel required to carry on the business of each class of each series of the Corporation's shares that it shall manage, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software and salaried and hourly paid personnel. The Investment Manager may at its expense employ others to provide all or any part of such facilities and personnel.

         5. Account Fees. The Corporation, by resolution of the Board of Directors, including a majority of the Independent Directors, may from time to time authorize the imposition of a fee as a direct charge against shareholder accounts of any class of one or more of the series, such fee to be retained by the Corporation or to be paid to the Investment Manager to defray expenses which would otherwise be paid by the Investment Manager in accordance with the provisions of paragraph 4 of this Agreement. At least sixty days prior written notice of the intent to impose such fee must be given to the shareholders of the affected class and series.

         6.       Management Fees.

         (a) In consideration of the services provided by the Investment Manager, each class of each series of shares of the Corporation managed by the Investment Manager shall pay to the Investment Manager a per annum management fee (hereinafter, the "Applicable Fee") as follows:

                                                                    Average                       Applicable
Name of Series                      Name of Class                  Net Asset                        Fee Rate
--------------                      -------------                  ---------                        --------

Twentieth Century                   Investor Class            first $500 million                     1.75%
International Discovery                                       next $500 million                      1.40%
Fund                                                          over $1 billion                        1.20%
                                    Institutional Class       first $500 million                     1.55%
                                                              next $500 million                      1.20%
                                                              over $1 billion                        1.00%
                                    Service Class             first $500 million                     1.50%
                                                              next $500 million                      1.15%
                                                              over $1 billion                         .95%
                                    Advisor Class             first $500 million                     1.50%
                                                              next $500 million                      1.15%
                                                              over $1 billion                         .95%


                                                                    Asset                         Applicable
Name of Series                      Name of Class                   Level                           Fee Rate
--------------                      -------------                   -----                           --------

Twentieth Century                   Investor Class            first $ 1 billion                      1.50%
International Growth                                          next $1 billion                        1.20%
Fund                                                          over $2 billion                        1.10%
                                    Institutional Class       first $1 billion                       1.30%
                                                              next $1 billion                        1.00%
                                                              over $2 billion                         .90%
                                    Service Class             first $1 billion                       1.25%
                                                              next $1 billion                         .95%
                                                              over $2 billion                         .85%
                                    Advisor Class             first $1 billion                       1.25%
                                                              next $1 billion                         .95%
                                                              over $2 billion                         .85%

Twentieth Century                   Investor Class            first $500 million                     2.00%
Emerging Markets                                              next $500 million                      1.50%
Fund                                                          over $1 billion                        1.25%
                                    Institutional Class       first $500 million                     1.80%
                                                              next $500 million                      1.30%
                                                              over $1 billion                        1.05%
                                    Service Class             first $500 million                     1.75%
                                                              next $500 million                      1.25%
                                                              over $1 billion                        1.00%
                                    Advisor Class             first $500 million                     1.75%
                                                              next $500 million                      1.25%
                                                              over $1 billion                        1.00%

         (b) On the first business day of each month, each class of each series of shares set forth above shall pay the management fee at the rate specified by subparagraph (a) of this paragraph 6 to the Investment Manager for the previous month. The fee for the previous month shall be calculated by multiplying the Applicable Fee set forth above for each class and series by the aggregate average daily closing value of the net assets of each class and series during the previous month, and further multiplying that product by a fraction, the numerator of which shall be the number of days in the previous month, and the denominator of which shall be 365 (366 in leap years).

         (c) In the event that the Board of Directors of the Corporation shall determine to issue any additional series or classes of shares for which it is proposed that the Investment Manager serve as investment manager, the Corporation and the Investment Manager may enter into an Addendum to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares.

         7. Subcontracts. In rendering the services to be provided pursuant to this Agreement, the Investment Manager may, from time to time, engage or associate itself with such persons or entities as it determines is necessary or convenient in its sole discretion and may contract with such persons or entities to obtain information, investment advisory and management services, or such other services as the Investment Manager deems appropriate. Any fees, compensation or expenses to be paid to any such person or entity shall be paid by the Investment Manager, and no obligation to such person or entity shall be incurred on behalf of the Corporation. Any arrangement entered into pursuant to this paragraph shall, to the extent required by law, be subject to the approval of the Board of Directors of the Corporation, including a majority of the Independent Directors, and the shareholders of the Corporation.

         8. Continuation of Agreement. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the execution hereof, and for as long thereafter as its continuance is specifically approved at least annually (a) by the Board of Directors of the Corporation or by the vote of a majority of the outstanding class of voting securities of each series and (b) by the vote of a majority of the Directors of the Corporation, who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         9. Termination. This Agreement may be terminated by the Investment Manager at any time without penalty upon giving the Corporation 60 days' written notice, and may be terminated at any time without penalty by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of each class of each series on 60 days' written notice to the Investment Manager.

         10. Effect of Assignment. This Agreement shall automatically terminate in the event of assignment by the Investment Manager, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

         11. Other Activities. Nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or the right of any of its officers, directors or employees (who may also be a director, officer or employee of the Corporation), to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         12. Standard of Care. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Investment Manager, it, as an inducement to it to enter into this Agreement, shall not be subject to liability to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         13. Separate Agreement. The parties hereto acknowledge that certain provisions of the Investment Company Act, in effect, treat each series of shares of an investment company as a separate investment company. Accordingly, the parties hereto hereby acknowledge and agree that, to the extent deemed appropriate and consistent with the Investment Company Act, this Agreement shall be deemed to constitute a separate agreement between the Investment Manager and each series of shares of the Corporation managed by the Investment Manager.

         14. Use of the Names "American Century", "Twentieth Century", and "Benham". The names "American Century", "Twentieth Century", and "Benham" and all rights to the use of the names "American Century", "Twentieth Century", and "Benham" are the exclusive property of American Century Services Corporation and/or its affiliate, Benham Management Corporation (collectively, "ACSC"). ACSC has consented to, and granted a non-exclusive license for, the use by the Corporation of the names "American Century", "Twentieth Century", and "Benham" in the name of the Corporation and any series of shares thereof. Such consent and non-exclusive license may be revoked by ACSC in its discretion if ACSC, the Investment Manager, or a subsidiary or affiliate of either of them is not employed as the investment adviser of each series of shares of the Corporation. In the event of such revocation, the Corporation and each series of shares thereof using the names "American Century", "Twentieth Century", or "Benham" shall cease using the names "American Century", "Twentieth Century", or "Benham", unless otherwise consented to by ACSC or any successor to its interest in such names.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


AMERICAN CENTURY WORLD                    AMERICAN CENTURY INVESTMENT
MUTUAL FUNDS, INC.                        MANAGEMENT, INC.

By: /s/ James E. Stowers III              By: /s/ James E. Stowers III
    Name:  James E. Stowers III               Name:  James E. Stowers III
    Title:    President                       Title:    President


Attest:  /s/ William M. Lyons             Attest: /s/ William M. Lyons
         Name:  William M. Lyons                  Name:  William M. Lyons
         Title:     Secretary                     Title:     Secretary